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                                                                 Exhibit 99.24
FOR IMMEDIATE RELEASE                             Saturday, June 26th, 1999

INTAC PROVE EFFECTIVE AS TREATMENT FOR NEARSIGHTEDNESS FOR FIRST GROUP OF CANADIAN PATIENTS

15 Minute Procedure is Option to Eyeglasses, Contacts, and Laser Surgery

Halifax, NS - Seven in 10 Canadians who were treated with Intacs - the first HPB-approved non-laser option for surgically correcting myopia (nearsightedness) - can now see with 20/20 vision, according to clinical results announced at the 1999 Canadian Ophthalmology Society (COS) and Canadian Society of Cataract and Refractive Surgeons Conference (CSCRS) in Halifax today.

A total of 94 per cent of Intacs patients saw 20/40 or better - the standard for driving a car in Canada. The results were based on the experiences of 51 Intacs patients who were among the first to receive the pioneering treatment following HPB approval in May 1998. The data were collected from seven different clinical sites across Canada as part of the routine follow up care. There were no incidences of infection.

"Canadian patients are achieving excellent results that are very much in-line with results from the eight-year FDA study that preceded HPB approval. Our patients are experiencing significantly better vision within one day of treatment," said former CSCRS president, David Edmison, M.D., of the Focus Eye Centre in Ottawa, who presented these results at the conference.

The Intacs treatment is presently available at 23 vision correction surgery centers across Canada from 37 ophthalmic surgeons.
Approximately 6.5 million nearsighted Canadians are within the approved treatment range of -1.0 to -5.0 diopters and could potentially benefit from Intacs.

Intacs, unlike laser treatments, reshape the cornea's curvature and correct vision by adding a clear ultra-thin polymer to the eye, instead of by cutting or removing tissue. While intended to permanently correct nearsightedness, Intacs are also removable and designed to be reversible in their refractive effect. Patients thus have the freedom of having their correction changed if their vision needs change with age. US clinical studies found that 100 per cent of patients returned to within one diopter of their original refraction after their Intacs were removed and 86 per cent returned to within one-half diopter.

Findings also show quality of vision better than PRK or LASIK. In a comparative study with LASIK at the Hunkeler Vision Center in Kansas City, Intacs outperformed the LASIK technique when used to treat mild nearsightedness.

"Intacs are clearly a superior product and outperform other vision correction options such as LASIK or PRK to treat mild nearsightedness, " Dr. Edmison stated.

"Consumers who have been hesitant to get their vision corrected through laser eye surgery may find Intacs an attractive option because of their removability and the peace of mind that goes with it," Dr. Edmison added.

The Intacs treatment takes about 15 minutes and is performed in an outpatient setting and usually with a topical eyedrop anesthetic.
Intacs' polymer material has been surgically used in eyes for nearly 50 years.

KeraVision, Inc. of Fremont, California, is the developer of the first FDA-approved non-laser option for the surgical treatment of mild to moderate myopia (nearsightedness). Intacs are a safe and convenient alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems. KeraVision Inc. is traded on Nasdaq (KERA).

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and the technologies, and other risk factors described under the heading, "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended March 31, 1999, and form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

Note to Editors: KeraVision and Intacs are registered trademarks or trademarks of KeraVision, Inc., in the U.S. and foreign countries.

                        -30-
For more information, please call:

Colleen Savage, GPC Communications - Toronto
(416) 598-0055 ext. 245

Judy Morrison, GPC Communications - Ottawa
(613) 238-2747 ext. 335

Lori Pike, GPC Communications - Vancouver
(604) 688-2505 ext. 223

Isabelle Baccichet, GPC Concordia - Montreal
(514) 282-1100 ext. 110